Crescent Biopharma Reports Third Quarter 2026 Financial Results and Recent Business Highlights
Completed dose escalation in Phase 1/2 ASCEND trial of CR-001 with more than 125 patients dosed across United States, Europe and South Korea; enrolling standard of care chemotherapy combination expansion cohorts; on track for initial monotherapy data, including antitumor response for first-line non-small cell lung cancer (NSCLC) cohort in Q1 2027

Multiple Phase 2 studies of sacituzumab tirumotecan (sac-TMT) in combination with CR-001 ongoing in China led by partner, Kelun-Biotech, with initial data in NSCLC expected in mid-2027; additional antibody-drug conjugate (ADC) combinations planned; partnership achieved 9 IND clearances this year

First patient dosed in global Phase 1/2 APOLLO trial of CR-002, a PD-L1-targeted ADC

On track for multiple clinical data readouts in 2027 and more than 2,000 patients dosed across the portfolio by mid-year

Waltham, Mass., November 12, 2026 – Crescent Biopharma, Inc. (“Crescent” or the “Company”) (Nasdaq: CBIO), a clinical-stage biotechnology company dedicated to rapidly advancing the next wave of therapies for cancer patients, today announced financial results for the third quarter ended September 30, 2026 and recent business highlights.
“This has been a defining year for Crescent. We advanced three programs into the clinic and established a leading position in developing next generation IO and ADC combinations which we believe have the potential to redefine cancer care. Together with our partner Kelun-Biotech, we have achieved a remarkable nine IND clearances, and anticipate that more than 2,000 patients will be dosed across our portfolio by mid-2027. We plan to aggressively pursue additional combination opportunities that can further our efforts to develop CR-001 as a best-in-class IO backbone therapy. Building on the pipeline progress we outlined last month, we are pleased to have now commenced patient dosing in the global APOLLO trial of CR-002, our PD-L1-targeted ADC,” said Joshua Brumm, chief executive officer of Crescent. “The team’s strong execution has positioned us for several meaningful clinical data readouts in 2027, beginning in the first quarter with monotherapy results from our global ASCEND trial of CR-001, including first-line NSCLC patients, followed by initial standard of care chemotherapy combination data from multiple tumor types. We are poised for an exciting year ahead as we work to deliver the next wave of therapies for people living with cancer.”
Recent Business Highlights & Anticipated Milestones
CR-001, PD-1 x VEGF Bispecific Antibody
Clinical Execution Progress in ASCEND, a Global Phase 1/2 Trial of CR-001
•In October 2026, Crescent announced completion of dose escalation in ASCEND, a global Phase 1/2 trial of CR-001, its investigational PD-1 x VEGF bispecific, with patients enrolled across several tumor types at clinical sites in the United States, Europe and South Korea.
•Crescent is on track to report initial monotherapy data from ASCEND in the first quarter of 2027, including:
◦Preliminary antitumor response as measured by overall response rate (ORR) from a first-line NSCLC cohort of up to 12 patients.

◦Safety, tolerability, pharmacokinetic and pharmacodynamic data from more than 125 treatment-naïve and previously treated patients across multiple solid tumor types.
•Patient dosing has commenced in ASCEND expansion cohorts which are evaluating CR-001 with various standard of care chemotherapy combinations across several solid tumor types in treatment-naive and previously treated patients, including first-line NSCLC, colorectal, biliary tract, gastric and endometrial cancers. Crescent is on track to report initial data from hundreds of patients in mid-2027 (Q2/Q3).
•Data from the expansion cohorts, along with monotherapy data from ASCEND, will inform future clinical development for CR-001. Pending results and further interactions with regulators, Crescent plans to initiate the first of multiple Phase 3 trials of CR-001 in early 2028.
•Trial in progress posters of the ASCEND study design were featured during the European Society for Medical Oncology (ESMO) 2026 Congress held October 23-27, 2026 in Madrid, Spain and at the Society for Immunotherapy of Cancer (SITC) 2026 Annual Meeting held November 4-8, 2026 in Phoenix, Arizona.
Multiple Studies Evaluating CR-001 in Combination with Novel ADCs
•Under a collaboration agreement, Crescent granted Sichuan Kelun-Biotech Biopharmaceutical Co., Ltd., (“Kelun-Biotech”) exclusive rights to research, develop, and commercialize CR-001 (also known as SKB118) in Greater China. Both Kelun-Biotech and Crescent have rights to independently develop CR-001 in combinations, including with their respective antibody-drug conjugate (ADC) pipelines.
•Kelun-Biotech is conducting multiple Phase 2 trials in China evaluating CR-001 (SKB118) in combination with sacituzumab tirumotecan (sac-TMT), its TROP2-directed ADC. Initial data from a study in patients with locally advanced or metastatic NSCLC are expected in mid-2027 (Q2/Q3). Additional studies are underway in participants with epidermal growth factor receptor (EGFR)-mutant locally advanced or metastatic non-squamous NSCLC who have failed EGFR tyrosine kinase inhibitor (EGFR-TKI) therapy, as well as in patients with advanced solid tumors.
•A Phase 1/2 trial of CR-001(SKB118) in combination with CR-003 (also known as SKB105), an integrin-beta 6 (ITGB6)-directed ADC, is expected to commence in the first half of 2027.
CR-002, Topoisomerase Inhibitor ADC Targeting PD-L1
•Earlier this month, the first patient was dosed in the global Phase 1/2 APOLLO trial of CR-002, a topoisomerase inhibitor ADC targeting programmed cell death ligand 1 (PD-L1). APOLLO is designed to enroll patients in the United States, Europe and Asia Pacific with advanced solid tumors, including NSCLC, head and neck squamous cell carcinoma (HNSCC), and various gastrointestinal and gynecological tumors. The study’s dose escalation and tumor-specific backfill cohorts are expected to enroll approximately 200 participants with the opportunity for additional participants in expansion cohorts.
•Crescent anticipates reporting initial data from APOLLO in the second half of 2027, including safety, tolerability, pharmacokinetics and preliminary antitumor activity.
•Preclinical data for CR-002 will be featured in a poster presentation at the 38th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics being held November 18-20, 2026 in Barcelona, Spain.

CR-003, Topoisomerase Inhibitor ADC Targeting ITGB6
•Kelun-Biotech granted Crescent exclusive rights to research, develop, and commercialize CR-003 (SKB105), an ITGB6-targeted ADC, in the United States, Europe and all markets outside of Greater China.
•A Phase 1/2 trial of CR-003 (SKB105) in participants with advanced solid tumors conducted by Kelun-Biotech in China is ongoing and proof-of-concept data are expected in the first quarter of 2027. Crescent plans to leverage data generated in China to support the global clinical development of CR-003 (SKB105).
Third Quarter 2026 Financial Results
Cash position: Cash and cash equivalents were $289.4 million as of September 30, 2026 which includes the $133.4 million in net proceeds from the July 2026 public offering. Crescent expects that its existing cash and cash equivalents will fund operations into the second half of 2028.
Research and development (R&D) expenses: R&D expenses were $34.3 million and $20.3 million for the three months ended September 30, 2026 and 2025, respectively. R&D expenses increased to support the increased clinical development on the global Phase 1/2 ASCEND trial and the costs incurred in preparation for the initiation on the global Phase 1/2 APOLLO trial.
General and administrative (G&A) expenses: G&A expenses were $8.7 million and $5.5 million for the three months ended September 30, 2026 and 2025, respectively. The increase in G&A expenses was primarily driven by increased personnel costs, including increased share-based compensation and professional service costs in continued support of the Company's pipeline.
Net loss: Net loss was $37.7 million and $24.6 million, or $0.90 and $1.27 per basic and diluted share, for the three months ended September 30, 2026 and 2025, respectively.
Shares outstanding: As of September 30, 2026, Crescent had approximately 44.1 million ordinary shares and ordinary share equivalents issued and outstanding, including ordinary shares underlying pre-funded warrants and non-voting convertible preferred stock.
About Crescent Biopharma
Crescent Biopharma’s vision is to build a world leading oncology company bringing the next wave of therapies for cancer patients. The Company’s clinical-stage pipeline includes its lead program, a PD-1 x VEGF bispecific antibody, as well as novel antibody-drug conjugates (ADCs). By leveraging multiple modalities and established targets, Crescent aims to rapidly advance potentially transformative therapies as single agents and as part of combination regimens to treat a range of solid tumors. For more information, visit www.crescentbiopharma.com and follow the Company on LinkedIn and X.

Forward-Looking Statements
Certain statements in this press release, other than purely historical information, may constitute "forward-looking statements" within the meaning of the federal securities laws, including for purposes of the "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Crescent’s expectations, beliefs, or strategies regarding the future of its pipeline and business including, without limitation: the timing and success of clinical data from the ASCEND monotherapy and combination trials of CR-001; the potential initiation and success of Phase 3 studies of CR-001; the timing and success of the Phase 2 combination trials for CR-001 and sac-TMT, including the potential initiation of additional ADC combination studies by Kelun-Biotech; the trial design, indication selection, and timing and success of clinical data for the global Phase 1/2 APOLLO trial of CR-002; the timing and success of clinical data from the Phase 1/2 trial of CR-003 as generated by Kelun-Biotech in China; the expected benefits or opportunities with respect to CR-001, CR-002, and CR-003, including each product’s potential to act as a single agent or combination agent; the anticipated number of patients dosed across the portfolio; and Crescent’s anticipated cash runway. Forward-looking statements generally relate to future events or future financial or operating performance. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,” “expect” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects and involve a number of risks, uncertainties or other assumptions that may cause actual performance to be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to: the expected benefits of, and opportunities related to, the strategic partnership between Crescent and Kelun-Biotech may not be realized or may take longer to realize than anticipated; Crescent’s limited operating history, including with respect to clinical trials; Crescent’s historical losses and any future ability to generate revenue; Crescent’s ability to raise capital to support its business plans; risks associated with clinical development and regulatory approval; risks related to Crescent’s intellectual property; Crescent’s reliance on third parties, including to help develop its product candidates, run its clinical trials, and manufacture its product candidates; significant disruptions of information technology systems or breaches of data security, litigation and regulatory risks; risks related to the current macroeconomic environment, including fluctuating interest rates, barriers to trade, changes to fiscal and monetary policy or government budget dynamics, geopolitical factors, including the ongoing conflicts in Iran and between Russia and Ukraine and the responses thereto, and supply chain disruptions, as well as those factors more fully described in Crescent’s most recent filings with the Securities and Exchange Commission (including its Quarterly Report on Form 10-Q), and Crescent’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of Crescent’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements in this press release speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Crescent does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements.

Crescent Biopharma, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30, 2026	Nine Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
License agreement revenue	$3,117	$4,156	$—	$—
Operating expenses
Research and development	34,305	71,598	20,347	43,059
General and administrative	8,719	25,328	5,538	18,081
Total operating expenses	43,024	96,926	25,885	61,140
Other income	—	1,770	—	—
Loss from operations	(39,907)	(91,000)	(25,885)	(61,140)
Other income (expense)	2,181	5,154	1,278	(405)
Net loss and comprehensive loss	$(37,726)	$(85,846)	$(24,607)	$(61,545)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.90)	$(2.37)	$(1.27)	$(7.89)
Net loss per share attributable to Series A non-voting convertible preferred shareholders, basic and diluted	$(899.31)	$(2,368.17)	$(1,266.44)	$(7,891.38)

Weighted-average ordinary shares outstanding used in computing net loss per share to ordinary shareholders, basic and diluted	39,056,224	33,360,473	16,540,771	6,640,402
Weighted-average Series A non-voting convertible preferred shares outstanding used in computing net loss per share to Series A non-voting convertible preferred shareholders, basic and diluted	2,890	2,890	2,890	1,160

Summary Balance Sheet Data
(in thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash	$289,357	$213,192
Other assets	10,146	27,101
Total Assets	$299,503	$240,293
Liabilities and Shareholders' Equity
Liabilities	$25,224	$37,281
Shareholders' equity	274,279	203,012
Total liabilities and shareholders' equity	$299,503	$240,293
Contacts
Investors
Amy Reilly
Chief Communications Officer
amy.reilly@crescentbiopharma.com
617-465-0586
Media
Jenna Poist
Director, Corporate Communications
jenna.poist@crescentbiopharma.com
781-671-5019